EXHIBIT 99.1

CabelTEL
International Corporation

                       CabelTel International Corporation
                   Receives Listing Standards Letter from AMEX

Dallas, Texas (Business Wire) August 28, 2006: CabelTel International Corporation (AMEX: GBR, "the Company"), a Dallas-based company today reported that it had received a notice from the American Stock Exchange ("AMEX") advising that based on a review of the Company's Form 10-Q for the quarter ended June 30, 2006, AMEX believes the Company does not meet certain of the AMEX's continued listing standards as of this time. The notice advised that in the opinion of the AMEX, the Company is not in compliance with Section 1003(a)(i) of the Company Guide with shareholders equity of less than $2 million and losses from continuing operations and/or net losses in two out of its three most recent fiscal years and Section 1003(a)(ii) of the Company Guide with shareholder equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

In order to maintain its AMEX listing the Company must submit a plan by September 22, 2006 advising the AMEX of the action the Company has taken or will take that would bring it into compliance with the continuing listing standards identified within a maximum of 18 months of receipt of the AMEX notice.

CabelTel International Corporation (AMEX: GBR) is a Dallas-based company with investments in a retirement center, a gas well, and a North Texas outlet mall. For more information, go to the Company's website at www.cabeltel.us.

     Certain statements in this media release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and
     Section 21E of the Securities Exchange Act of 1934. The words "estimate", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Report and in the documents incorporated herein by reference. CabelTel International Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ from estimates or projects contained in any forward-looking statements are described under ITEM 1A. RISK FACTORS in the Company's Form 10-K for the fiscal year ended December 31, 2005.

     Contact:
     Gene Bertcher or Oscar Smith (972) 407-8400




                             Exhibit 99.1 - Page 1